EXHIBIT 23.6

CONSENT OF SALOMON BROTHERS INC

We hereby consent to the use of our name and to the description of our opinion letter under the caption "THE MERGER--Opinion of Financial Advisor" in, and to the inclusion of such opinion letter as Annex B to, the Proxy Statement/Prospectus of Rhodes, Inc. and Heilig-Meyers Company, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Heilig-Meyers Company. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Salomon Brothers Inc

SALOMON BROTHERS INC

New York, New York
November 14, 1996